EXHIBIT 99.1

        newsrelease
CTS CORPORATION   Elkhart, Indiana 46514   (574) 293-7511

April 30, 2007
FOR RELEASE: Immediately

CTS REPORTS FOURTH QUARTER AND FULL-YEAR 2006 FINANCIAL RESULTS
Reports Completion of Internal Investigation
Reconfirms Previous Guidance for 2007

Elkhart, IN…CTS Corporation (NYSE: CTS) today announced fourth quarter and full-year 2006 financial results and the completion of its internal investigation and account reconciliations at the Company’s EMS Moorpark, California manufacturing location, first reported on February 9, 2007.

Fourth quarter 2006 revenues were $173.5 million, a 12% increase over fourth quarter 2005 revenues. Fourth quarter net earnings of $7.7 million, or $0.20 per diluted share, compares to net earnings of $7.5 million, or $0.19 per diluted share, in the fourth quarter of 2005. Free cash flow was $14.0 million in the fourth quarter of 2006, compared to $12.3 million in the fourth quarter of 2005.

The fourth quarter revenue increase from 2005 was driven by a 17% increase in EMS segment sales, reflecting increased penetration in defense/aerospace, medical and communications markets. Components and Sensors segment sales increased 5%, primarily from strong automotive new product demand. Sales increases in these areas were partially offset by general weakness in electronic component demand, lower component sales for handset applications, which is a market the Company has now exited, and lost sales stemming from the fourth quarter 2005 divestiture of the Low Temperature Co-fired Ceramic (LTCC) product line.

Full-year 2006 revenue of $655.6 million increased 6% over 2005. Components and Sensors segment sales increased 7% year-over-year with automotive product revenues growing 13% and sales into infrastructure applications growing over 20%. EMS segment sales increased 6% year-over-year, primarily due to stronger growth in defense/aerospace and medical markets and higher demand for communications infrastructure products.

“We continue to be very pleased with the success of our new business development initiatives,” said Donald Schwanz, CTS Chairman and Chief Executive Officer. “Automotive product sales, which grew 18% in the quarter year-over-year, have grown at double-digit rates over the last three years. Design wins for electronic components in infrastructure applications are at record levels, up almost 40% over 2005. And we added more new EMS customers than any year in our history.”

Full-year 2006 net earnings of $24.2 million, or $0.63 per diluted share, increased over the 2005 restated net earnings of $20.8 million, or $0.53 per diluted share. The 2006 results included a charge of $0.08 per diluted share for the consolidation of the Berne, Indiana operation and the further impairment of an idle facility lease. The 2005 restated results also included a net $0.08 per share negative impact from repatriation-related tax expense, net of a benefit relating to the reversal of income tax reserves, and a net gain on the sale of excess equipment and the divestiture of our LTCC business unit. Full-year diluted earnings per share, adjusted to exclude these items, were $0.71 in 2006 compared to restated $0.61 in 2005, for a year-over-year increase of 16%.

During 2006, the Company generated free cash flow of $31.4 million, compared to $29.5 million in 2005. Free cash flow in 2006 is the highest reported since 1998.

CTS has completed its internal investigation and account reconciliations at its EMS Moorpark, California manufacturing location. This investigation, which utilized forensic accountants and legal advisers, was conducted with the oversight of the Audit Committee of the Board of Directors of the Company. The net after-tax impact of the correction of accounting entries negatively impacted the Company’s reported net earnings by approximately $3.4 million. Management has determined that both full-year 2005 and nine months ended October 1, 2006 earnings were negatively impacted by $1.5 million and $1.9 million, respectively, with diluted earnings per share impact of $0.04 in 2005 and $0.05 in the first three quarters of 2006.

The Company expects 2007 to be another year of sales and earnings growth. Management currently expects full-year 2007 sales to increase 7% to 10% over 2006, with diluted earnings per share in the range of $0.76 to $0.80.

SEGMENT INFORMATION
(Dollars in millions)

	Fourth Quarter 2006		Fourth Quarter 2005 (As restated)		Third Quarter 2006 (As restated)
		Segment		Segment		Segment
	Net	Operating	Net	Operating	Net	Operating
	Sales	Earnings	Sales	Earnings	Sales	Earnings

Components & Sensors	$ 65.7	$ 6.4	$ 62.3	$ 12.2	$ 64.9	$ 5.7
Electronics Manufacturing Services (EMS)	107.8	2.7	92.3	1.3	100.8	3.6
Segment Operating Earnings		9.1		13.5		9.3
Expenses not allocated to business segments:
- Restructuring and related charges						(0.8)
Total	$173.5	$ 9.1	$154.6	$ 13.5	$165.7	$8.5

Components & Sensors: Components and Sensors sales in the fourth quarter of 2006 increased by $3.4 million, or 5%, from the fourth quarter of 2005, reflecting continued strong sales growth in new automotive products, partially offset by declining component sales into mobile handset applications, which we have now exited, and from the divestiture of the LTCC product line in 2005. Operating earnings of $6.4 million declined $5.8 million from the restated fourth quarter of 2005, primarily due to higher than planned production costs for a new automotive product, commodity price increases and reduced pension income. In addition, the fourth quarter 2005 earnings benefited from a $2.3 million gain on the sale of assets.

Segment sales increased by $0.8 million, or 1%, over the third quarter of 2006, primarily from improved automotive product demand, offset by generally weaker electronic component demand. Segment operating earnings increased $0.7 million over the third quarter of 2006, primarily from the impact of higher royalties and slightly higher volumes.

EMS: EMS fourth quarter 2006 sales increased by $15.5 million, or 17%, from 2005, mainly driven by increased sales in the defense/aerospace, medical and communications markets, partially offset by lower demand for computer data storage equipment. Segment operating earnings of $2.7 million were $1.4 million higher than the restated fourth quarter of 2005 primarily on higher volumes.

Fourth quarter 2006 EMS sales increased $7.0 million, or 7%, over third quarter 2006 from increased penetration in defense/aerospace and medical markets, partially offset by lower demand for computer data storage equipment. Operating earnings decreased $0.9 million from the third quarter of 2006, primarily from expenses incurred in a new customer start-up, excessive freight costs, labor inefficiencies and pricing pressures, partially offset by the impact of higher sales.
# # # #

Conference Call
As previously announced, the Company has scheduled a conference call on Tuesday, May 1, 2007 at 11:00 a.m. (EDT). The dial-in number for the conference call is 866-835-8903 (703-639-1410, if calling from outside the U.S.). No access code is needed. There will be a replay of the conference call from 4:15 p.m. (EDT) on Tuesday, May 1, 2007, through 11:59 p.m. (EDT) on May 8, 2007. The telephone number for the replay is 800-475-6701, (320-365-3844, if calling from outside the U.S.). The access code is 872039.

There will also be a live audio webcast of the conference call which can be accessed directly from the Web sites of CTS Corporation (www.ctscorp.com), StreetEvents (www.StreetEvents.com), Netscape (www.netscape.com), Compuserve (www.compuserve.com) and others. AOL subscribers will have access through the Personal Finance section of AOL.

About CTS
CTS is a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services (EMS) to OEMs in the automotive, computer, communications, medical, defense/aerospace and industrial markets. CTS manufactures products in North America, Europe and Asia. CTS' stock is traded on the NYSE under the ticker symbol "CTS.” To find out more, visit the CTS Web site at www.ctscorp.com.

Safe Harbor Statement
This press release contains statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, any financial or other guidance, statements that reflect our current expectations concerning future results and events, and any other statements that are not based solely on historical fact. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. These forward-looking statements are made subject to certain risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from those presented in the forward-looking statements, including, without limitation, rapid technological change and general market conditions in the automotive, communications and computer industries; reliance on key customers; CTS’ ability to protect its intellectual property; pricing pressures and demand for CTS’ products; risks associated with CTS’ international operations, including trade and tariff barriers, exchange rates and political and geopolitical risks; and the impact of the accounting misstatements at its Moorpark, California location. For more detailed information on the risks and uncertainties associated with CTS’ business, see the reports CTS files with the SEC. CTS undertakes no obligation to publicly update its forward-looking statements to reflect new information or events or circumstances that arise after the date hereof, including market or industry changes.

Contact:     Vinod M. Khilnani, Senior Vice President and Chief Financial Officer, or
Mitchell J. Walorski, Director Planning and Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone (574) 293-7511 FAX (574) 293-6146

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
(In thousands, except per share amounts)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2006		2005 (as restated)		2006		2005 (as restated)

Net sales	$173,520		$154,598		$655,614		$617,484

Costs and expenses:
Cost of goods sold	143,604		123,144		534,784		497,270
Selling, general and administrative expenses	16,857		16,482		70,913		68,255
Research and development expenses	3,936		3,762		15,873		17,092
Gain on sale of assets	(18)		(2,259)		(2,142)	(1)	(3,065)
Restructuring charges	-		-		3,368		-

Operating earnings	9,141		13,469		32,818		37,932

Other expenses (income):
Interest expense	706		1,349		3,654		5,902
Other	(687)		(179)		(1,502)		(966)
Total other expenses	19		1,170		2,152		4,936

Earnings before income taxes	9,122		12,299		30,666		32,996

Income tax expense	1,471	(2)	4,804	(3)	6,469	(2)	12,240	(4)

Net earnings	$7,651		$7,495		$24,197		$20,756

Net earnings per share:
Basic	$0.21		$0.21		$0.68		$0.57

Diluted	$0.20	(2)	$0.19	(3)	$0.63	(2)	$0.53	(4)

Cash dividends declared per share	$0.03		$0.03		$0.12		$0.12

Average common shares outstanding:
Basic	35,781		35,919		35,826		36,307

Diluted	40,266		40,633		40,228		40,960

(1) The 2006 gain on sale of assets includes $0.7 million pre-tax, or $0.6 million after-tax and $0.01 per diluted share, relating to the sale / leaseback of the Albuquerque building.

(2) During the fourth quarter of 2006, CTS reduced its full-year effective tax rate from 24.1% to 21.1% primarily due to an increased percentage of profits reported in lower-tax foreign jurisdictions.

(3) Income tax expense and diluted earnings per share for the quarter ending December 31, 2005 include expense of $1.5 million, or $0.03 per diluted share, respectively, relating to the repatriation of foreign cash to the United States under the provisions of the American Jobs Creation Act of 2004 and $0.7 million, or $0.02 per diluted share, respectively, relating to an increase in the overall adjusted effective tax rate from 23% to 24.1%.

(4) Income tax expense and diluted earnings per share include a net impact of $4.3 million, $0.10 per diluted share, respectively, consisting of $6.0 million of expense relating to the repatriation of foreign cash to the United States under the provisions of the American Jobs Creation Act of 2004 and a $1.7 million benefit relating to the reversal of income tax reserves due to the successful resolution of tax issues in certain foreign jurisdictions.

CTS Corporation and Subsidiaries
Condensed Consolidated Balance Sheets - Unaudited
(In thousands of dollars)

	December		December
	31, 2006		31, 2005 *
	(Unaudited)		(as restated	)

Cash and cash equivalents	$38,630		$12,029
Accounts receivable, net	106,012		90,790
Inventories, net	60,543		60,629
Other current assets	22,435		16,268
Total current assets	227,620		179,716

Property, plant & equipment, net	96,468		109,653
Other assets	203,745		244,460

Total Assets	$527,833		$533,829

Notes payable and current portion
of long-term debt	$5,611		$13,463
Accounts payable	78,205		68,720
Other accrued liabilities	41,865		39,140
Total current liabilities	125,681		121,323

Long-term debt	60,635		68,293
Other obligations	22,494		16,120
Shareholders' equity	319,023	(1)	328,093

Total Liabilities and
Shareholders' Equity	$527,833		$533,829

* The balance sheet at December 31, 2005 has been derived from the audited financial statements at that date.

(1) During the fourth quarter of 2006, CTS adopted the provisions of Financial
Accounting Standard (FAS) No. 158, "Employers' Accounting for Defined
Benefit Pension and Other Postretirement Plans, an amendment of
FASB Statements No. 87, 88, 106, and 132(R)." FAS No. 158 requires companies to recognize the funded status of a benefit plan on its balance sheet and to recognize, as a component of shareholders' equity, certain gains and losses that arise during the period but are not recognized. As a result of adopting FAS No. 158, CTS reclassified $36 million from
Other Assets to Shareholders' Equity.

CTS CORPORATION AND SUBSIDIARIES
OTHER SUPPLEMENTAL INFORMATION

Earnings Per Share

The following table reconciles restated earnings per share, diluted to previously reported earnings per share, diluted for the Company:

	Q1	Q2	Q3	Q4	Full Year
2005 Previously Reported	$ 0.09	$ 0.10	$ 0.16	$ 0.22	$ 0.57
2005 Restated	0.09	0.10	0.15	0.19	0.53
2005 Change	-	-	(0.01)	(0.03)	(0.04)

					Nine-Months Ended
	Q1	Q2	Q3		October 1, 2006
2006 Previously Reported	$ 0.16	$ 0.16	$ 0.15		$ 0.48
2006 Restated	0.13	0.14	0.16		0.43
2006 Change	(0.03)	(0.02)	0.01		(0.05)

Adjusted Earnings Per Share

The following table reconciles earnings per share, diluted to adjusted earnings per share, diluted for the Company:

			Twelve Months Ended		Twelve Months Ended
			December 31,		December 31,
			2006		2005 (as restated)

Earnings per share, diluted			$ 0.63		$ 0.53
Tax affected charges to reported diluted
earnings per share:
Restructuring and related charges			0.08		-
Gain on sale of excess equipment, less LTCC severance			-		(0.02)
Tax impact of cash repatriation			-		0.14
Impact of reversal of tax reserves			-		(0.04)

Adjusted earnings per share, diluted			$ 0.71		$ 0.61

Adjusted earnings per share, diluted is a non-GAAP financial measure. The most directly comparable GAAP financial measure is earnings per share, diluted. CTS calculates adjusted earnings per share, diluted to exclude the per share impact of restructuring and related charges. We exclude the impact of this item because it is a discrete event which has a significant impact on comparable GAAP financial measures and could distort an evaluation of our normal operating performance. CTS used adjusted earnings per share, diluted measures to evaluate overall performance, establish plans and perform strategic analysis. Using adjusted earnings per share, diluted measures avoids distortion in the evaluation of operating results by eliminating the impact of events which are not related to normal operating performance. Because adjusted earnings per share, diluted measures are based on the exclusion of specific items, they may not be comparable to measures used by other companies which have similar titles. CTS' management compensates for this limitation when performing peer comparisons by evaluating both GAAP and non-GAAP financial measures reported by peer companies. CTS believes that adjusted earnings per share, diluted measures are useful to its management, investors and stakeholders in that they:

- provide a truer measure of CTS' operating performance,
- reflect the results used by management in making decisions about the business, and
- help review and project CTS' performance over time.

We recommend that investors consider both actual and adjusted earnings per share, diluted measures in evaluating the performance of CTS with peer companies.

Segment Operating Earnings

Segment operating earnings is a non-GAAP financial measure outside the context of the FAS No. 131 required reconciliation in the notes to the Company's financial statements. The most comparable GAAP term is operating earnings. Segment operating earnings always exclude the effects of charges for restructuring and related or similar expenses when they are incurred by the Company. Segment operating earnings exclude interest expense, and other non-operating income and income taxes according to how a particular segment is measured. CTS' management provides the segment operating earnings measure to provide consistency between segment information in its earnings release and the business segment discussion in the notes to its financial statements.

Free Cash Flow

The following table summarizes free cash flow for the Company:

	Year Ended		Quarter Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(In thousands of dollars)

Net cash provided by operations	$ 47,185	$ 44,519	$ 18,695	$ 14,797
Capital expenditures	(15,787)	(15,009)	(4,679)	(2,460)

Free cash flow	$ 31,398	$ 29,510	$ 14,016	$ 12,337

Free cash flow is a non-GAAP financial measure which CTS defines as net cash provided by operations less capital expenditures. The most directly comparable GAAP measure is net cash provided by operations. CTS' management uses free cash flow to evaluate financial performance and in strategic planning, specifically, for investing and financing decisions. CTS' management believes free cash flow is a useful measure because it reflects the performance of its overall operations more accurately than net cash provided by operations and because it provides investors with the same results that management used as the basis for making decisions about the business. Free cash flow is not an indicator of residual cash available for discretionary spending, because it does not take into account mandatory debt service or other non-discretionary spending requirements which are not deducted in the calculation of free cash flow. CTS' management takes these limitations into account when using free cash flow to make investing and financing decisions.